Exhibit 10.2

Parent-Subsidiary and Operations Agreement

This Parent-Subsidiary and Operations Agreement (this “Parent/Subsidiary Agreement”) between American Realty Partners, LLC, an Arizona limited liability company with a mailing address for notice purposes of 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085 (“Subsidiary”), American Housing Income Trust, Inc., a Maryland corporation with a mailing address for notice purposes of 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085 (“Parent”), and Performance Realty Management, LLC, 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085 (“PRM”) is effective as of the Effective Date of the Stock Exchange and Restructuring Agreement between Parent and Subsidiary (the “Stock Exchange Agreement”), which is incorporated herein by reference.  Parent, Subsidiary and PRM are collectively referred to herein as the “Parties,” or singularly as a “Party.”

WHEREAS, as of the Closing under the Stock Exchange Agreement, Subsidiary will become a wholly owned subsidiary of Parent with PRM continuing to serve as Manager of Subsidiary until such time the Parent’s Board of Directors restructures the management to account for any requirements in operating as a real estate investment trust.

WHEREAS, this Parent/Subsidiary Agreement is intended to outline the reporting and operational protocol between the Parties, and the consideration to be paid to PRM in serving as Manager of Subsidiary.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1. Change of Control of Subsidiary. The Parties agree, that pursuant to the Stock Exchange Agreement, a change in control of the Subsidiary has taken place through the issuance by Subsidiary of 100 units to Parent, in consideration of the Subsidiary’s prior members having their collective units redeemed by Subsidiary in consideration of Subsidiary and Parent transferring and issuing, respectively, shares of common stock in Parent.  Parent agrees to be bound by the Operating Agreement for the Subsidiary dated November 1, 2013 (the “ARP Operating Agreement”). Parent agrees that PRM shall continue to operate as the Manager for the Subsidiary pursuant to the terms of the ARP Operating Agreement, subject to Section 3, herein.

2. Continued Management of Subsidiary.  Parent recognizes the value of PRM in continuing to serve as Manager of the Subsidiary.  PRM recognizes that Parent’s business objective is to eventually operate as a real estate investment trust. The Parties recognize, however, until Parent is financially and operationally prepared and positioned to operate as a real estate investment trust, PRM must manage Subsidiary in order to maintain continuity during this transition in operations. PRM agrees to take direction from the Parent’s Board of Directors regarding those matters set forth in Article 3 of the ARP Operating Agreement. Notwithstanding, the day-to-day administrative and ministerial tasks in operating Subsidiary are to be performed in the discretion of PRM and its employees and agents, based on their collective education, experience and training. PRM shall provide reporting and general updates to Parent’s Board of Directors in a commercially reasonable manner.

3. Amendment to ARP Operating Agreement.  The Parent and Subsidiary agree that the ARP Operating Agreement shall be amended to reflect that Parent shall be the sole member of the Subsidiary until such time the Parent elects through a written resolution of the Board of Directors to allow for the admission of new members. The Parent and Subsidiary agree that no supplemental resolution of Subsidiary is necessary for this amendment since this Parent/Subsidiary Agreement merges with the ARP Operating Agreement. In consideration of PRM’s agreement to amend Section 3.10 of the ARP Operating Agreement, which Parent acknowledges results in less consideration paid to PRM for continuing to perform the same functions as prior to the change in control, PRM has agreed to the following amendment to Section 3.10:

“The Member acknowledges and agrees that, as the sole member of the Company, it and its shareholders directly benefit from the management services provided by Manager under this Article III. The Member further recognizes that any capital expenditures made for the benefit of the Company derive directly from the Member, as opposed to the Company itself.  Therefore, in consideration for the services to be rendered to or on behalf of the Company by the Manager, the Member shall issue 1,000,000 shares of common stock in the Member, i.e. American Housing Income Trust, Inc., by May 22, 2015, and on the annual anniversary of this issuance, shares of common stock valued at one-percent (1%) of the net assets of the Company being managed by Manager under this Operating Agreement, unless otherwise agreed upon by Member and Manager, or unless doing so impairs or restricts the Member’s intent of operating as a real estate investment trust.  In the event such structure impairs or restricts the Member’s intent of operating as a real estate investment trust, the Member and Manager agree to work in good faith to restructure compensation for Manager in performing under this Article 3.  The fee paid to Manager hereunder is intended to constitute a guaranteed payment within the meaning of IRS Code §707(c), and will be treated as an expense of the Company and deducted in determining Profits and Losses.”

4. Miscellaneous Provisions.

4.1. Other than any required filings under the Federal securities laws, none of the parties hereto will, without first obtaining the approval of the other, make any public announcement, directly or indirectly, regarding this Parent/Subsidiary Agreement, nor the nature of the transaction contemplated by this Parent/Subsidiary Agreement, to any person except as required by law or regulatory bodies and other than to the respective principals or other representatives of the Parties, each of whom shall be similarly bound by such confidentiality obligations. If any such press release or public announcement is so required by either party (except in the case of any disclosure required under the Federal securities laws to be made in a filing with the United States Securities and Exchange Commission), the disclosing party shall consult with the other parties prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to each of the parties.

4.2. Regardless of whether the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Parent/Subsidiary Agreement, and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses.

4.3. This Parent/Subsidiary Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the conflicts of laws provisions thereof.

4.4. Article and Section headings used in this Parent/Subsidiary Agreement are for convenience only and shall not affect the meaning or construction of this Parent/Subsidiary Agreement.

4.5. This Parent/Subsidiary Agreement, in conjunction with the Stock Exchange Agreement, which is merged herein, constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

4.6. This Parent/Subsidiary Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Parent/Subsidiary Agreement may be communicated by facsimile transmission and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable facsimile transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Parent/Subsidiary Agreement.

4.7. Any term of this Parent/Subsidiary Agreement may be modified or amended only by an instrument in writing signed by each of the parties hereto.

4.8. If one or more provisions of this Parent/Subsidiary Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Parent/Subsidiary Agreement and the balance of this Parent/Subsidiary Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms.

4.9. Each Party agrees that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement.  Each of the Parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof and agrees that the provisions of this Agreement shall be construed without prejudice to the Party who actually memorialized this Agreement in final form. Subsidiary and PRM acknowledge that Paesano Akkashian, P.C. (“Paesano Akkashian”) has disclosed to it that it is legal counsel to Parent, and that it does not represent Subsidiary in conjunction with this Parent/Subsidiary Agreement, and that an actual or perceived conflict of interest may exist by virtue of the fact that Subsidiary is a related party to Parent.  Subsidiary and PRM acknowledge that Paesano Akkashian has thoroughly explained the conflict, and to the extent such a conflict exists, they waive the conflict.

4.10. The Parties acknowledge that this Agreement is intended to serve as a step in the restructuring of the Parties in furtherance of Parent’s business objectives, and in furthering Subsidiary’s business relationship with Parent and future services to be provided to Parent by Subsidiary and PRM.  The Parties acknowledge that PRM’s single member, Sean Zarinegar (“Zarinegar”), will continue to serve as (a) PRM’s designee in managing
Subsidiary until such time the Board of Directors for Parent determines that the arrangement impairs or might impair its ultimate objective of being a real estate investment trust, and (b) that Zarinegar will continue to serve as a member ono the Board of Directors for Parent.  Subsidiary and Parent agree that Zarinegar’s continued roles further the interests of Parent and the interests of its shareholders, the majority of which are former members of Subsidiary, and so to the extent any conflict exists, Subsidiary and Parent knowingly and willingly waive such conflict since the execution of this Parent/Subsidiary Agreement is in the best interests of Subsidiary and Parent.  Furthermore, since Zarinegar is the sole member of PRM, Parent waives any conflict of interest in PRM, and more specifically, Zarinegar, executing this Agreement on behalf of Subsidiary.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

AMERICAN HOUSING INCOME TRUST, INC.

By /s/ Eric Stoffers
Eric Stoffers
President
Authorized by Board of Directors

AMERICAN REALTY PARTNERS, LLC

By: /s/ Sean Zarinegar
Performance Realty Management, LLC
By: Sean Zarinegar
Its: Manager

PERFORMANCE REALTY MANAGEMENT, LLC

By: /s/ Sean Zarinegar
By: Sean Zarinegar
Its: Member